Exhibit 10.7

FIELDSTONE

September 1, 2003	FIELDSTONE MORTGAGE COMPANY 11000 BROKEN LAND PARKWAY. SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE (410) 772 7211 FACSIMILE (443) 367 2060

Mr. Walter P. Buczynski
10 Atlanta Drive
Marlton, New Jersey 08053

Re:
Senior Manager Employment Agreement

Dear Walter:

        This cover letter sets forth the specific terms for you under the Senior Manager Employment Agreement (the "Agreement") between you and Fieldstone Mortgage Company ("Fieldstone" or the "Company"). The Agreement is attached to this letter. The Agreement, including the terms of this cover letter, and the Company's Employee Handbook, as amended, contain the complete terms of your employment contract with Fieldstone. The Agreement, Including These Terms, Is Only Effective On Completion Of the sale of shares of the common stock of Fieldstone Investment Corporation in a private offering under Rule 144a and other available exemptions under the Securities Act of 1933 prior to December 31, 2003.

        I am very pleased to confirm that you are offered the following employment terms for your Senior Manager Employment Agreement:

Position:	Executive Vice President Secondary Markets
Duties:	manage all aspects of secondary marketing for all at-risk non-conforming and conforming loans for the entire Company, and manage the shipping of loans originated by the Non-Conforming Division
Report To:	President
End Date:	December 31, 2006
Office(s):	Columbia, Maryland
Base Salary:	$300,000
Bonus: if you achieve the specific criteria for a bonus established by Fieldstone each year, then you will be eligible to receive up to the following bonus amounts:
$300,000 annually, based on maintaining agreed trading margins for both non-conforming and conforming loans and managing the shipping and delivery of loans
25% of your earned bonus may be paid by issuance of common stock of the Company
Vacation:	4 weeks
Competition Region:	the entire United States of America
Competition Period:	during the Employment Period, the Extended Severance Period and the Post Termination Period, if any
Extended Severance Term:	24 months
Extended Severance Amount:	You will receive monthly payments equal to 1/12 of your base salary for the term of the extended severance period, plus you will receive an additional monthly payment equal to 1/12 of $100,000

        These terms are in effect for the balance of 2003 on a pro rata basis and for 2004. These terms are also in effect for years after 2004 unless we have agreed in writing to different terms by delivery to you of a revised version of this cover letter.

        Thank you for your continued commitment to building Fieldstone and your dedication to our shared success. If you have any questions regarding the above, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

        Please sign a copy of this letter in the space below indicating your agreement to the terms of the Senior Manager Employment Agreement between you and Fieldstone, including the terms outlined in this cover letter, and send the signed copy to me at the above address.

Sincerely,	AGREED AND ACCEPTED
/s/ Michael J. Sonnenfeld Michael J. Sonnenfeld, President	/s/ Walter P. Buczynski Walter P. Buczynski	9-16-03 Date:

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